Exhibit 99.1

RTW RETAILWINDS, INC. ANNOUNCES APPOINTMENT OF TRACI INGLIS AS PRESIDENT, CHIEF MARKETING AND CUSTOMER OFFICER

New York, NY — May 29, 2019 — RTW Retailwinds, Inc. (NYSE:RTW), an omni-channel specialty apparel retail platform for powerful celebrity and consumer brands, today announced the appointment of Traci Inglis as President, Chief Marketing and Customer Officer, effective June 10, 2019, reporting directly to Gregory Scott, CEO of RTW Retailwinds, Inc.  In this newly created position, Ms. Inglis will be responsible for the entire customer journey including acquisition along with utilizing customer and digital analytics to strengthen all aspects of the Company’s customer, marketing, and digital initiatives.

Gregory Scott, RTW Retailwinds, Inc. CEO, stated, “We are pleased to welcome Traci to the RTW Retailwinds executive team. Traci has demonstrated an innate ability to translate analytics and insights into innovative, customer-first strategies.  Traci joins us at an important time in our multi-brand evolution and in this newly created role, she will develop and guide an elevated customer journey with a focus on driving new and engaging existing customers across our brand portfolio.  Her experience will be incredibly important to our portfolio of brands as we work to reinvent the way we market and deliver experiences to our customers across all channels.  We have recently introduced two digitally native brands, Happy x Nature and Uncommon Sense, which combined with the ongoing success of our Fashion to Figure brand and the strength of our core New York & Company business will benefit from Traci’s deep expertise in leveraging data and customer analytics to drive profitable growth.  I look forward to working with her on building for the future of RTW Retailwinds and transforming our customer journey across our portfolio of brands.”

Ms. Inglis will oversee all aspects of the Company’s marketing and digital initiatives, including eCommerce operations, CRM and performance marketing, loyalty, strategy and customer insights, and data analytics.  She will also be responsible for creative and brand marketing, celebrity and talent relations, and all customer touchpoints across all brands.

“I believe there’s tremendous opportunity for RTW Retailwinds with its powerful multi-brand platform,” said Ms. Inglis.  “By balancing amazing product with optimized customer experiences, I’m looking forward to working with the team to build our portfolio of brands for the future.”

Ms. Inglis joins RTW Retailwinds from TechStyle Fashion Group, where she most recently served as President of Global Fashion Brands since March 2017. She joined TechStyle Fashion Group in 2013, where she held various marketing positions prior to her appointment as President of JustFab, Fabkids, and Shoedazzle. Prior to joining TechStyle Fashion Group, she spent nearly two years as the Director of Digital Marketing and CRM at Hot Topic Inc. From 2007 to 2010, Ms. Inglis was a Director and Senior Director of Strategy and Market Research at Westfield. Prior to joining

Westfield, she served as a Manager of Customer Insight, CRM, Brand Development at Express. From 2001 to 2003, she served as a Database Marketing Analyst and Program Manager at Alliance Data Systems. Ms. Inglis holds a BSBA from Ohio State University — The Max M. Fisher College of Business.

About RTW Retailwinds

RTW Retailwinds, Inc. is a specialty women’s omni-channel and digitally enabled retailer with a powerful multi-brand lifestyle platform providing curated lifestyle solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 410 retail and outlet locations in 35 states while also growing a substantial eCommerce business. The Company’s portfolio includes branded merchandise from New York & Company, Fashion to Figure, Happy x Nature, Uncommon Sense, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. Its branded merchandise is sold exclusively at its retail and outlet locations and online at www.nyandcompany.com, www.nyandcompanycloset.com, www.fashiontofigure.com, www.happyxnature.com, and www.uncommonsense.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest stockholder and any potential change of ownership; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin